UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 7, 2014

BREEDIT CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168527

Delaware	98-0663823
(State of Incorporation)	(I.R.S. Employer Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: (212) 400-7198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

In September, 2013, Mr. Yoel Yogev, the newly appointed Chief Executive Officer of BreedIT Corp, f/k/a Progaming Platforms Corp. (the "Registrant") purchased 2,250,000 restricted shares of the Registrant's common stock for total consideration of $112,500 or a price of $0.05 per share. In December 2013, Dr. Ben-Zion Weiner, a newly appointed director of the Registrant, purchased 1,000,000 restricted shares of the Registrant's common stock for total consideration of $50,000 or a price of $0.05 per share. Reference is made to the disclosure in Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2014, Mr. Erez Zino, Chief Executive Officer and a director of the Registrant, resigned as the Registrant's Chief Executive Officer to pursue other business opportunities. Mr. Zino will continue to serve as a member of the Registrant's board of directors. Mr. Zino's letter of resignation, in which he stated that he had no disagreements with the Registrant's operations, policies or practices, is attached hereto as Exhibit 17.1.

On January 7, 2014, the Registrant's board of directors appointed Mr. Yoel Yogev, age 61, as Chief Executive Officer. Mr. Yogev has been Chairman of the board of directors of BreedIT Ltd, an entity organized under the laws of Israel that is a sixty-seven (67%) percent owned subsidiary of the Registrant. From 1987 to the present, Mr. Yogev has served as Chairman and CEO of El-Gev Electronics Ltd., a leading Israeli sales representative/distributor for OEMs of Electronics, Fiber-Optics and RF/Microwave components/modules as well as T&M systems and Embedded Computer Solutions. Mr. Yogev has also been an investor in many private "start-up" companies in Israel, principally in the technology sector. Mr. Yogev is a graduate of The Technion Israel Institute of Technology with a Bsc.E.E. degree.

On January 7, 2014, the Registrant's board of directors appointed Dr. Ben-Zion Weiner, age 69, as a member of the Registrant's board of directors. From 1975 to 2012, Dr. Weiner has held executive positions with Teva Pharmaceutical Industries Ltd (NYSE:TEVA) and its subsidiaries ("Teva"), as follows: , Dr. Weiner was Vice President, Global Products of Teva; from 2005 until 2011, Dr. Weiner served as Group Vice President, Global Products of Teva, responsible for Global Generic Research and Development, Global Innovative Research and Development. Dr. Weiner was also a Member of the Teva Core Management Committee. From 2012 until the present, Dr. Weiner has served as an independent non-executive director of Mesoblast Limited, (MSB.AX), an Australian company publicly-traded on the Melbourne Stock Exchange that is engaged in the research and development of its propriety stem cell technologies for use in the treatment of multiple major disease states and other medical conditions. Dr. Wiener presently serves as a lecturer in Tel Aviv University School for business administration.

In 1968, Dr. Weiner received a B.Sc. Degree in General Chemistry and Biochemistry, graduating with distinction at the Hebrew University, Jerusalem. In 1970 Dr. Weiner received a M.Sc. Degree in Organic Chemistry, graduating with distinction at the Hebrew University of Jerusalem. Thesis: "Synthesis of Polymers with Potential Biological Activity" under the supervision of Prof. A. Zilkha. In 1974 Dr. Weiner received his Ph.D. Degree at the Hebrew University, Jerusalem. Thesis: "Synthesis of Polymers with Potential Biological Activity" under the supervision of Prof. A. Zilkha and from 1974 to 1975, Dr. Weiner did Post-Doctorate studies at Schering Plough Corporation, Bloomfield, New Jersey, on: "Exploratory work of new drugs, research in organic chemistry, and pharmacology."

Dr. Weiner received the Rothschild Prize for Innovation/Export for the development of Copaxone(R) for Multiple Sclerosis. Previously, in 1989, Dr. Weiner received the Rothschild Prize for Innovation/Export for the development of alpha D3 for Dialysis and Osteoporosis.

Item 9.01 Financial Statements and Exhibits.

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
17.1	Letter of Resignation of Erez Zino dated January 7, 2014, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BreedIT Corp.

By:	/s/ Yoel Yogev
Name:	Yoel Yogev
Title:	Chief Executive Officer

Date: January 8, 2014